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                      January 4, 2023

       Grace Vandecruze
       Chief Financial Officer
       ShoulderUp Technology Acquisition Corp.
       125 Townpark Drive, Suite 3000
       Kennesaw, GA 30144

                                                        Re: ShoulderUp
Technology Acquisition Corp.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed March 3, 2022
                                                            File No. 001-41076

       Dear Grace Vandecruze:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Gerry L. Williams